Exhibit 99.1

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Contacts:

Jennifer Cook Williams	Daryl Messinger
Investor Relations	Media
Corgentech Inc.	WeissComm Partners
650-624-9600	415-999-2361
investors@corgentech.com	daryl@weisscommpartners.com

CORGENTECH AND ALGORX ANNOUNCE MERGER AGREEMENT

Webcast Conference Call Scheduled for 8:30 a.m. EDT Today

SOUTH SAN FRANCISCO, CA AND SECAUCUS, NJ, September 26, 2005 — Corgentech Inc. (NASDAQ: CGTK) and AlgoRx Pharmaceuticals, Inc. today announced that they have entered into a definitive merger agreement to create a late-stage company with a deep pipeline of clinical products that will be largely focused on developing and commercializing products for pain management and inflammation.

The combined company will have four products in its pipeline. AlgoRx’s portfolio of pain management drug candidates includes ALGRX 3268, which is in Phase 3 clinical trials, ALGRX 4975, which is in Phase 2 clinical trials, and ALGRX 1207, which is soon to enter the clinic. Corgentech continues to develop NF-kappaB Decoy, which is in two Phase 1/2 trials for the treatment of eczema.

Under the terms of the agreement, Corgentech will issue, and AlgoRx stockholders will receive in a tax-free exchange, shares of Corgentech common stock such that AlgoRx stockholders will own approximately 62 percent of the combined company on a pro forma basis and Corgentech stockholders will own approximately 38 percent. The agreement and plan of merger has been approved by both boards of directors and will need to be approved by the companies’ stockholders.

“We believe that the combination of Corgentech and AlgoRx will add significant value for our stockholders by dramatically bolstering our product pipeline with late-stage product candidates that bring us closer to commercialization,” stated John P. McLaughlin, chief executive officer of Corgentech. “We are also optimistic about the potential of our NF-kappaB Decoy product candidate for eczema and believe that the combination of the two companies offers diversification for stockholders of both companies.”

“By combining the financial resources of the two companies and the expertise of the two management teams, which include significant experience in regulatory affairs, clinical trials management and product marketing and commercialization, we believe that our late-stage products in pain management will be more expeditiously commercialized,” stated Ronald M. Burch, M.D., Ph.D., chief executive officer of AlgoRx. “This merger may enable us to file a New Drug Application (NDA) for our lead product candidate, ALGRX 3268 for topical local anesthesia in 2006.”

With a seasoned management team and $124 million in cash, cash equivalents and short-term investments in the combined companies at the end of the second quarter, the company would also have a deep pipeline of four product candidates after the approval of the merger:

•	ALGRX 3268 represents a near-term product opportunity, which is expected to complete Phase 3 trials in 2005 and file an NDA during 2006. The product is for topical local anesthesia and is aimed at reducing the pain associated with needlesticks for venipunctures (blood draws) and intravenous line placements. ALGRX 3268 is based on a needleless injection system called Powderject®, which accelerates lidocaine particles into the epidermis in order to anesthetize nerves. The product, which may be especially useful in pediatric populations and emergency room settings, is easy to use and anesthetizes quickly—generally in one minute—offering an important advantage over currently available therapies.

•	ALGRX 4975, a VR1 agonist, is being developed for site-specific, severe or intractable pain. These types of pain are poorly treated by existing drugs such as opioids, and use of ALGRX 4975 could result in the reduction in opioid side effects as well as shorter rehabilitation and shorter hospital stay. Phase 2 clinical trials are currently underway for post-surgical pain following a variety of surgeries including bunionectomies, total knee replacements and various abdominal surgeries. Additional Phase 2 trials are underway for Morton’s neuroma and tendonitis. Its advantages over currently available therapies are that it is non-opioid based and it is long-acting, providing pain relief to many patients for weeks or months after a single treatment. ALGRX 4975 is a C-neuron anesthetic, based on capsaicin. The product is administered locally at the site of pain and selectively reduces pain in nerve endings.

•	NF-kappaB Decoy is currently being evaluated in Phase 1/2 clinical trials for the inflammatory skin condition, eczema. Two multi-center trials are currently underway—one in the United States and the other in Australia and Switzerland—evaluating the company’s NF-kappaB Decoy across nearly 200 patients. Clinical data are expected to be presented in the first quarter of 2006. NF-kappaB Decoy is a highly selective and potent inhibitor of the NF-kappaB transcription factor, which is implicated in inflammatory diseases such as eczema, asthma and inflammatory bowel disease.

•	ALGRX 1207 is a new class of anesthetic that is undergoing preclinical development as a topical local anesthetic. This product is expected to enter clinical trials for cutaneous neuropathic pain, such as chemotherapy-induced neuropathy, in 2006. This product candidate acts by binding to the fast sodium channel and may have a faster onset and longer duration of action as well as improved penetration when compared with products currently on the market.

Leadership and Organizational Structure

Pending stockholder approval of the merger, the board of directors of the combined company will be comprised of Richard B. Brewer, Dr. Charles M. Cohen, Thomas J. Colligan, Carter H. Eckert, Dr. Rodney A. Ferguson, John P. McLaughlin, Dr. Arnold L. Oronsky and Dr. Michael F. Powell. The management team of the combined company will be led by John McLaughlin as chief executive officer. Dr. Ronald Burch will serve as vice president of development, and Richard P. Powers will serve as chief financial officer. Both the Corgentech and AlgoRx facilities are expected to be retained with Corgentech’s South San Francisco facility becoming the company’s headquarters. Corgentech and AlgoRx currently have approximately 95 total employees, and the combined management team will work to integrate the two companies as well as to identify synergies and redundancies across the combined organization.

Election of James Huang to President

James Z. Huang, Corgentech’s senior vice president of business development and commercial operations, has been elected to the position of president. Mr. Huang has been with Corgentech for three years and will have responsibility for commercial and other operations within the company. In addition, he will coordinate integration relating to the merger announced today. Mr. Huang has successfully negotiated multiple collaborations for the company, two of which include this merger agreement and the company’s former worldwide partnership with Bristol-Myers Squibb. He was with Tularik prior to Corgentech and prior to that held various positions with Alza Corporation, Bristol-Myers Squibb and SmithKline Beecham PLC (now GlaxoSmithKline) where he launched several products including the billion dollar product, Avandia.

Deal Timeline

The companies expect to file an S-4 and related joint proxy statement with the Securities and Exchange Commission and any other necessary government filings in the coming weeks. Depending upon the review process of the agencies, the companies would expect the stockholder vote to occur in late December or early January. Lazard Freres & Co. LLC served as financial advisor and Heller Ehrman LLP as legal advisor to AlgoRx. Houlihan Lokey Howard & Zukin provided a fairness opinion to the M&A Committee of the AlgoRx board of directors. Piper Jaffray & Co. acted as financial advisor, and Cooley Godward LLP served as legal advisor to Corgentech.

Financial Guidance

As a result of this deal, Corgentech is withdrawing its 2005 financial guidance provided earlier this year and plans to offer updated financial guidance after the deal closes.

About AlgoRx

AlgoRx is a private, emerging pharmaceutical company focused on developing and commercializing a diversified portfolio of pharmaceutical product candidates to address pain, a large and under-served market. AlgoRx is based in Secaucus, NJ. For more information on the company and its technologies, please visit www.algorx.com.

About Corgentech

Corgentech is a biopharmaceutical company focused on the development and commercialization of novel therapeutics for significant unmet medical needs. Corgentech is based in South San Francisco, CA. For more information on the company and its technologies, please visit www.corgentech.com.

Webcast Conference Call Details

Corgentech will conduct a webcast conference call with the investment community at 8:30 a.m. EDT / 5:30 a.m. PDT, today, September 26, 2005 to discuss the proposed merger. The call will be available via live audio broadcast over the Internet on the Corgentech website at www.corgentech.com. For those unable to participate via the Internet, a 24-hour replay will be available for seven days after the call by calling 800-642-1687 (international dial: 706-645-9291) and giving the following pass code: 9837942.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include, without limitation, forecasts of product development, FDA filings, benefits of the proposed merger, and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: difficulties encountered in integrating merged businesses; uncertainties as to the timing of the merger; approval of the transaction by the stockholders of the companies; the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals; whether certain market segments grow as anticipated; the competitive environment in the biotechnology industry; and whether the companies can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Corgentech’s Form 10-K/A for the year ended December 31, 2004 and most recently filed Form10-Q.

Corgentech and AlgoRx undertake no obligation and do not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find It

Corgentech Inc. intends to file a registration statement on Form S-4, and Corgentech and AlgoRx Pharmaceuticals, Inc. intend to file a related joint proxy statement/prospectus, in connection with the merger transaction involving Corgentech and AlgoRx. Investors and security holders are urged to read the registration statement on Form S-4 and the related joint proxy/prospectus when they become available because they will contain important information about the merger transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by contacting Corgentech Investor Relations at the email address: investors@corgentech.com.

Corgentech, AlgoRx and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Corgentech and AlgoRx in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the joint proxy statement/prospectus of AlgoRx and Corgentech described above. Additional information regarding the directors and executive officers of Corgentech is also included in Corgentech’s proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Corgentech as described above.